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                                                               Exhibit (a)(9)


                                                           FOR IMMEDIATE RELEASE



FORRESTER RESEARCH, INC., ANNOUNCES RECEIPT OF APPROVAL UNDER THE
HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT

CAMBRIDGE, Mass., February 12, 2002 . . . Forrester Research, Inc. (Nasdaq:
FORR), in connection with Forrester's acquisition of Giga Information Group, Inc. (OTC BB: GIGX), announced today that the Federal Trade Commission has notified Forrester of the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. All necessary US regulatory approvals relating to the offer have now been obtained.

As previously announced, Forrester's tender offer to purchase all outstanding shares of Giga will expire at 12:00 p.m. Eastern time, on Monday, February 24, 2003, unless the offer is extended.

For additional information, please contact MacKenzie Partners, Inc., the Information Agent for the offer, at +1 800/322-2885.

ABOUT FORRESTER

Forrester Research identifies and analyzes emerging trends in technology and their impact on business. Forrester's WholeView(TM) Research, Strategic Services, and Events help $1 billion-plus clients understand how technology change affects their customers, strategy, and technology investment. Established in 1983, Forrester is headquartered in Cambridge, Mass. For additional information, visit www.forrester.com.

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CONTACT:
Karyl Levinson
Director, Corporate Communications
+1 617/613-6262
press@forrester.com

(C)2003, Forrester Research, Inc. All rights reserved. Forrester and WholeView are trademarks of Forrester Research, Inc.